NEWS RELEASE
	Contact:	Christopher L. Boone
Chief Financial Officer
(936) 631-2749
FOR IMMEDIATE RELEASE
DRG&E
Jack Lascar / 713-529-6600
Anne Pearson / 210-408-6321

LUFKIN INDUSTRIES REPORTS THIRD QUARTER 2009 RESULTS
FROM CONTINUING OPERATIONS

LUFKIN, Texas, Oct. 14, 2009 – Lufkin Industries, Inc. (NASDAQ: LUFK) today announced financial results for the third quarter of 2009.
Earnings from continuing operations for the quarter declined to $5.1 million, or $0.34 per diluted share, compared with $25.0 million, or $1.66 per diluted share, for the third quarter of 2008.  Revenues declined approximately 40% to $117.7 million for the third quarter, compared with $195.1 million for the third quarter of 2008.
“Although there are encouraging signs that activity levels may be responding to a more stable commodity price environment, our operations continued to be negatively affected by uncertainties surrounding the short term direction and pace of the economic recovery and its impact on oil and gas demand.  As a result, we continued to see restricted capital spending from our customers during the third quarter,” said John F. “Jay” Glick, president and chief executive officer of Lufkin.
“Bookings in our Oil Field Division were up substantially from the second quarter of 2009, but they were down significantly from 2008 levels, when we saw historically high levels of new orders.   High levels of customer inventory continue to inhibit orders for new units for our oilfield products.  Bookings in the Power Transmission Division fell 24% from both the second quarter of 2009 and from last year’s third quarter, as order awards on large projects were delayed.
“As a result, our combined order backlog declined to $133.8 million in the third quarter from $413.9 million in the third quarter of last year and from $162.3 million at the end of the second quarter of 2009.
“The fact that our Oilfield Division had its strongest quarter of the year for new orders, with September being the strongest month of the year, suggests that the increase in the North American land drilling rig count is beginning to translate into new orders.  Additionally, order cancellations virtually stopped at the end of July.  If North American activity continues to recover and international projects remain active, it should bode well for the Oil Field Division in 2010,” Glick added.
“We continue to take steps to reduce costs in order to improve our competitive position and restore our operating margins.  Efforts undertaken last year to improve operational efficiencies through the use of Lean methods are now beginning to have a positive impact on profitability.
“The near term outlook remains challenging, at least through the next quarter.  As a result of the poor order intake in Power Transmission during the first quarter of this year, and our inability to book short delivery orders to fill capacity in this division during the second and third quarters, financial results will be negatively affected by reduced revenues and the deleveraging of fixed overhead in the fourth quarter.”

THIRD QUARTER RESULTS

Oil Field Division – Oil Field revenues for the third quarter of 2009 decreased 50% to $73.7 million, compared to $147.1 million in the third quarter of 2008; they were only slightly lower than second quarter revenues of $75.0 million.  The year-over-year decrease was led by a 60% decline in new pumping unit sales, primarily in North America, as well as a 49% drop in Automation product sales.  Sales from the March 2009 acquisition of ILS contributed $4.7 million, an increase from the $4.2 million during the second quarter of 2009.
Oil Field’s new business bookings declined 78% from the third quarter of 2008 but were up 62% from the second quarter of 2009.  Order backlog decreased to $35.9 million at the end of the third quarter from $53.1 million at the end of the second quarter and from $279.8 million at the end of last year’s third quarter.  This decrease was caused by lower orders for new pumping units, as customers deferred or cancelled drilling programs in response to lower energy prices, and by the equipment inventory overhang in a number of our customers’ yards.
Power Transmission Division – Sales of Lufkin’s power transmission products fell to $44.0 million, compared to $48.0 million in last year’s third quarter and $48.7 million in the second quarter of 2009. Third quarter performance was negatively affected by a decline in shipments across all our markets.  Bookings in Power Transmission declined to $32.8 million during the third quarter from $43.2 million during the second quarter of this year and from $ 43.4 million in last year’s third quarter.
Power Transmission backlog at the end of the quarter decreased to $97.9 million from $109.1 million at the end of the second quarter and $134.1 million at September 30, 2008.
 Consolidated – Consolidated gross profit margin for the third quarter decreased to 21.2% of revenues, compared to 21.8% in the second quarter of this year and 28.6% of revenues in last year’s third quarter due to pricing pressure and the loss of manufacturing fixed cost leverage.  Operating income decreased to $7.2 million in the third quarter, compared to $38.8 million in last year’s third quarter.  Selling, general and administrative expenses as a percentage of revenues was flat versus the second quarter at 15% of revenues but up from 9% in the prior-year quarter as a result of declining revenues  due to the strategic decision to maintain employment levels for international growth opportunities and product development.

 OUTLOOK

 “The fundamentals of oil prices that appear to have stabilized in the $65 - $75 price range, recent improvements in natural gas prices, and a continued gradual growth in land drilling activity provide a backdrop of cautious optimism.  We expect the next quarter to be challenging, with sluggish revenue growth and continued headwinds from low utilization rates and competitive prices that keep margins under pressure into the first half of 2010.   However, if the drilling rig count continues to grow, customer inventories will be drawn down and the pace of new orders will continue to increase.  As a result, we are currently anticipating both an improved market environment and higher levels of activity for 2010,” said Glick.

CONFERENCE CALL

Lufkin will discuss its third quarter financial and operational results in a conference call today at 10:00 a.m. Eastern Time (9:00 a.m. Central Time).  To listen to the call, dial (480) 629-9692 and ask for the Lufkin Industries call at least 10 minutes prior to the start of the call.  The conference call will also be broadcast live via the Internet and can be accessed through the Investor Relations section of Lufkin’s corporate website at www.lufkin.com.  A telephonic replay will be available through Oct. 21, by dialing (303) 590-3030 and entering reservation number 4162564#.
Lufkin Industries, Inc. sells and services oil field pumping units, foundry castings and power transmission products throughout the world.  The Company has vertically integrated all vital technologies required to design, manufacture and market its products.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements and information that are based on management's beliefs as well as assumptions made by and information currently available to management. When used in this release, the words "anticipate," "believe," "estimate," "expect" and similar expressions are intended to identify forward-looking statements. Such statements reflect the Company's current views with respect to certain events and are subject to certain assumptions, risks and uncertainties, many of which are outside the control of the Company. These risks and uncertainties include, but are not limited to, (i) oil prices, (ii) capital spending levels of oil producers, (iii) availability and prices for raw materials and (iv) general industry and economic conditions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. The Company does not intend to update these forward-looking statements and information.
 (Financial statements to follow)

LUFKIN INDUSTRIES, INC.
Financial Highlights
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Sales	$117,688	$195,090	$394,565	$510,648
Cost of sales	92,756	139,268	308,454	366,511
Gross profit	24,932	55,822	86,111	144,137
Selling, general and administrative expenses	17,751	16,983	54,774	50,724
Litigation reserve	-	-	5,000	-
Operating income	7,181	38,839	26,337	93,413

Other income (expense), net	471	59	1,686	992

Earnings from continuing operations before income tax provision	7,652	38,898	28,023	94,405
Income tax provision	2,597	13,937	9,134	32,681

Earnings from continuing operations	5,055	24,961	18,889	61,724

Earnings (loss) from discontinued operations, net of tax	(63)	(149)	(422)	(51)
Net earnings	$4,992	$24,812	$18,467	$61,673

Basic earnings per share:
Earnings from continuing operations	$0.34	$1.68	$1.27	$4.18
Earnings from discontinued operations	$-	$(0.01)	$(0.03)	$-
Net earnings	$0.34	$1.67	$1.24	$4.18

Diluted earnings per share:
Earnings from continuing operations	$0.34	$1.66	$1.27	$4.14
Earnings from discontinued operations	$-	$(0.01)	$(0.03)	$-
Net earnings	$0.34	$1.65	$1.24	$4.14

Dividends per share	$0.25	$0.25	$0.75	$0.75

LUFKIN INDUSTRIES, INC.
Balance Sheet Highlights
(Thousands of dollars)

	Sept. 30,	Dec. 31,
	2009	2008
Current assets	$321,977	$385,738
Total assets	538,284	530,718
Current liabilities	68,563	88,813
Shareholders’ equity	424,603	413,937
Working capital	253,414	296,925

LUFKIN INDUSTRIES, INC.
Division Performance
(In thousands)

		Three Months Ended		Nine Months Ended
		Sept. 30,		Sept. 30,
		2009	2008	2009	2008
Sales:
	Oil Field	$73,732	$147,073	$260,408	$374,489
	Power Transmission	43,956	48,017	134,157	136,159
	Total	$117,688	$195,090	$394,565	$510,648

			Sept. 30,	June 30,	Sept. 30,
			2009	2009	2008
Backlog:
	Oil Field		$35,941	$53,122	$279,775
	Power Transmission		97,868	109,138	134,117
	Total		$133,808	$162,260	$413,892

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